Exhibit 99.1

October 11, 2010

A. O. Smith names Mathias Sandoval to board of directors

Milwaukee, Wis.—A. O. Smith Corporation (NYSE: AOS) has named Mathias F. Sandoval to its Board of Directors.

Sandoval is chief executive officer and president of Phelps Dodge International Corporation and executive vice president of its parent company General Cable Corporation, where he is chief executive officer and president of its Latin America, Middle East, Asia-Pacific, and Sub-Saharan Africa regions. Sandoval has been a member of General Cable’s leadership team since it acquired Phelps Dodge in October 2007.

In his position, Sandoval is responsible for 18 manufacturing operations in 15 countries and distribution centers in eight countries with approximately 3,730 employees and total revenues of more than $1.6 billion.

“Mathias brings wide-ranging international experience to our board which is critical as A. O. Smith continues to expand internationally,” Paul W. Jones, chairman and chief executive officer of A. O. Smith Corporation said in making the announcement.

Sandoval began his 27-year career in the wire and cable industry as a process engineer at Phelps Dodge’s Costa Rican operation. He has held numerous executive management positions at Phelps Dodge including general manager of the Honduras-based business, president of the Venezuelan operations, vice president of the Global Aluminum Business Segment, and vice president of the Global Energy Segment.

Sandoval serves on the boards of directors of 22 subsidiaries of Phelps Dodge International or General Cable and joint ventures with private/government-owned enterprises in 16 countries including China, Zambia, Hong Kong, Thailand, the Philippines, and South Africa.

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In addition, he has served as a director of the Latin American Chamber of Commerce, the Honduran American Chamber of Commerce, and the Venezuelan Aluminum Industry Association. He was a member of the International Advisory Board of Baptist Health and the Advisory Board of Florida International University Center for Latin American and Caribbean Studies.

Sandoval earned a bachelor’s degree in electrical engineering from the University of Costa Rica and a degree in industrial electronics from the Montori Institute in Italy. He has completed the Executive Management Program at the University of Michigan in Ann Arbor and the Global Management Program at the American Graduate School of Management (Thunderbird), Glendale, Ariz.

A. O. Smith Corporation, with 2009 sales of $2.0 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

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